Exhibit 99.1

Nutrition 21 Raises $17.75 Million
In Convertible Preferred Stock Financing

Company Focused on Building Brands
And New Product Introductions in Fiscal 2008

PURCHASE, N.Y., September 11, 2007 - Nutrition 21, Inc. (NASDAQ: NXXI), a leading developer and marketer of chromium-based and omega-3 fish oil-based nutritional supplements, today announced that it has entered into definitive agreements to privately place 17,750 shares of preferred stock and 6,715,218 warrants for aggregate gross proceeds of $17.75 million. The securities are being sold to a select group of institutional investors including Midsummer Investment, Ltd. and Fort Mason Capital, LLC. Collins Stewart, LLC served as lead placement agent and Life Science Group, Inc. served as the co-lead on the offering.

The company intends to use the net proceeds from the sale of these securities primarily for marketing at retail and advertising Chromax®, Iceland Health® Omega 3 and Iceland Health® Joint Relief, and for retail launches in the fall of its new Core4LifeTM Advanced Memory FormulaTM and Diabetes EssentialsTM products.

Paul Intlekofer, President and Chief Executive Officer of Nutrition 21, commented, “We are pleased to receive the support of a number of high-caliber new and existing institutional investors. Several of the investors in this financing have followed our strategy closely for some time and are in position to fully appreciate the strength and potential of our products and sales and marketing capabilities. Our products target markets significant in size and critical to quality of life and health. Heart disease continues to be the number one cause of death in the US—more than one million people are at risk. Arthritis or joint pain is the second most frequently recorded chronic condition in the US. Cognitive decline is a natural part of the aging process, and proper mind, memory and brain function is the number one end health benefit that is sought by the aging Baby Boomer who over 45 years of age. Lastly, the diabetes epidemic in this country is vast and growing.”

Each share of preferred stock has a stated value of $1,000 per share and subject to certain conditions is convertible into common stock at the option of the holder at $1.2158 per share. Subject to certain conditions, the company can force conversion of the preferred stock if the volume weighted average price of the common stock is at least $3.6474 for 20 consecutive trading days. The preferred stock pays cumulative dividends at the annual rate of 8%. Dividends are payable in cash, except that in certain circumstances dividends may be paid in shares of common stock valued at 90% of the then 20 consecutive day volume weighted average price. The company must on the fourth anniversary of the closing redeem the preferred stock at the stated value per share plus accrued dividends. The warrants are exercisable for five years beginning six months after the closing at $1.2158 per share. Both the preferred stock and the warrants have anti-dilution provisions. The company has agreed to register the common stock issuable as dividends and upon conversion of the preferred stock and exercise of the warrants.

Intlekofer concluded, “We now have a diverse portfolio of best-in-class products, extensive marketing capabilities, strong relationships with our retail distributors and an experienced staff. The investments we made during this past year have enabled us to build our brands and together with this financing have positioned us to generate sustainable growth over the next few years.”

About Nutrition 21
Nutrition 21 is a nutritional bioscience company and the maker of chromium picolinate-based and omega-3 fish oil-based supplements with health benefits substantiated by clinical research. Nutrition 21 holds over 30 patents for nutrition products and uses. The company markets Chromax® chromium picolinate, which is the most-studied form of the essential mineral chromium. Chromax, a supplement for healthy and pre-diabetic people that promotes insulin health and helps improve blood sugar metabolism, cardiovascular health, control cravings and fight weight gain, is now available through food, drug and mass retailers nationwide. Another chromium picolinate-based supplement developed and marketed by Nutrition 21 is Diachrome®, a proprietary, non-prescription, insulin sensitizer for people with type 2 diabetes. It is sold in select drug retailers nationwide. The Company is the exclusive importer of Icelandic fish oils, including omega-3 fatty acids, which are manufactured to pharmaceutical standards and sold under the Iceland Health® brand. More information is available at http://www.nutrition21.com/.

Safe Harbor Provision

This press release may contain certain forward-looking statements. The words “believe,” “expect,” “anticipate” and other similar expressions generally identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates. These forward-looking statements are based largely on the Company's current expectations and are subject to a number of risks and uncertainties, including without limitation: the effect of the expiration of patents; regulatory issues; uncertainty in the outcomes of clinical trials; changes in external market factors; changes in the Company's business or growth strategy or an inability to execute its strategy due to changes in its industry or the economy generally; the emergence of new or growing competitors; various other competitive factors; and other risks and uncertainties indicated from time to time in the Company's filings with the Securities and Exchange Commission, including its Form 10-K for the year ended June 30, 2006. Actual results could differ materially from the results referred to in the forward-looking statements. In light of these risks and uncertainties, there can be no assurance that the results referred to in the forward-looking statements contained in this press release will in fact occur. Additionally, the Company makes no commitment to disclose any revisions to forward-looking statements, or any facts, events or circumstances after the date hereof that may bear upon forward-looking statements.

CONTACT: Maryrose Lombardo, 914-701-4525

# # #